Exhibit 99.1

SEE Reports Q1 2022 Results
Leading in Packaging Solutions with
SEE Automation™, Digital, and Sustainability

Net sales of $1.4 billion, up 12% as reported; up 15% constant currency
Net earnings of $150 million, up 41%; EPS of $1.00, up 47%
Adjusted EBITDA of $327 million, up 22%; Adjusted EPS of $1.12, up 43%
Cash flow from operations of $48 million, down 39%
Accelerating growth investments, CapEx of $67 million, up 53%, in 2022
CHARLOTTE, N.C., May 3, 2022 – SEE (NYSE: SEE) today announced financial results for Q1 2022.
“Our SEE Operating Engine delivered strong Q1 performance as we accelerate our transformation to a world-class, digitally driven company automating sustainable packaging solutions.
We are proud of our people and their determination to overcome extreme inflationary pressures and widespread supply challenges while delivering exceptional results,” said Ted Doheny, SEE’s President and CEO.
"We recently launched our new Digital Packaging Solutions brand prismiq™ to create game-changing value for our customers powered by our breakthrough digital printing technology,” continued Doheny.

Unless otherwise stated, all results compare first quarter 2022 to first quarter 2021 results from continuing operations. Year-over-year financial discussions present operating results from continuing operations as reported. Year-over-year comparisons are also made on an organic basis and constant dollar basis, which are non-U.S. GAAP measures. Organic refers to changes in unit volume and price performance and excludes acquisitions in the first year after closing, divestiture activity and the impact of currency translation. Constant dollar refers to changes in net sales and earnings, excluding the impact of currency translation. Additionally, non-U.S. GAAP adjusted financial measures, such as Adjusted Earnings Before Interest Expense, Taxes, Depreciation and Amortization ("Adjusted EBITDA"), Adjusted Net Earnings, Adjusted Diluted Earnings Per Share ("Adjusted EPS") and Adjusted Tax Rate, exclude the impact of specified items ("Special Items"), such as restructuring charges, restructuring associated costs, adjustments in the valuation of our "SEE Ventures" portfolio (which may include debt, equity method, or equity investments), gains and losses related to acquisition and divestiture of businesses, special tax items ("Tax Special Items") and certain infrequent or one-time items. Please refer to the supplemental information included with this press release for a reconciliation of U.S. GAAP to Non-U.S. GAAP financial measures.

| 2415 Cascade Pointe Blvd. | Charlotte, NC 28208	1

Business Segment Highlights
First quarter net sales in Food were $808 million, an increase of 15% as reported. Currency had an unfavorable impact of $23 million, or 3%. On a constant dollar basis, net sales increased $129 million, or 18%, with favorable price of approximately 17%, with increases realized across all regions. Volume growth was 1.5%, mainly driven by food service recovery. Adjusted EBITDA of $200 million, or 24.8% of net sales, increased 28% from $157 million, or 22.3% of net sales, in the prior year. The increase in Adjusted EBITDA was primarily attributable to favorable price/cost spread and productivity improvements, partially offset by labor and non-material inflation.

First quarter net sales in Protective were $610 million, an increase of 8% as reported. The divestiture of Reflectix, Inc. and currency fluctuation each had an unfavorable impact of approximately $12 million, or 2%. On an organic basis, net sales increased $69 million, or 12%, with favorable price of 15% partially offset by lower volumes of 3% that resulted from normalizing demand trends in the industrial and fulfillment markets. Adjusted EBITDA increased 16% to $127 million, or 20.9% of net sales, as compared to $110 million, or 19.5% of net sales, in the prior year. The increase in Adjusted EBITDA was primarily attributable to favorable price/cost spread, partially offset by labor and non-material inflation.
First Quarter 2022 U.S. GAAP Summary
Net sales of $1.4 billion increased 12% as reported, with the Americas increasing 18%, EMEA increasing 4%, and APAC decreasing 1%.
Net earnings were $150 million, or $1.00 per diluted share, as compared to net earnings of $106 million, or $0.68 per diluted share, in the prior year.
Income tax expense was $59 million, resulting in an effective tax rate of 28.4%, in first quarter 2022. The current year rate was favorably impacted by share price accretion in equity compensation. This compares to tax expense of $55 million in the prior year, or an effective tax rate of 34.0%, which was unfavorably impacted by changes to foreign statutes.
First Quarter 2022 Non-U.S. GAAP Summary
Net sales increased $185 million, or 15%, on a constant dollar basis. Currency had an unfavorable impact of $35 million, or 3%. Price had a favorable impact of $204 million, or 16%, while volumes decreased by $7 million, or 1%. Constant dollar net sales were higher across all regions, with the Americas increasing 18.5%, EMEA increasing 11% and APAC increasing 4%.
Adjusted EBITDA was $327 million, or 23.1% of net sales in first quarter 2022, as compared to $268 million, or 21.2%, in the prior year. Currency fluctuations had an unfavorable impact of $7 million, or 3%, in first quarter 2022. The increase in Adjusted EBITDA margin was largely due to favorable price/cost spread and productivity improvements, partially offset by labor and non-material inflation.
The Adjusted Tax Rate was 25.2% in first quarter 2022, as compared to 27.6% in the prior year, which was unfavorably impacted by changes to foreign statutes.
Adjusted earnings per diluted share increased to $1.12 in first quarter 2022, from $0.78 in the prior year, primarily due to Adjusted EBITDA growth.
Cash Flow and Net Debt
Cash flow provided by operating activities for first quarter 2022 was a source of $48 million, as compared to a source of $80 million during the prior year period.
Capital expenditures for first quarter 2022 were $67 million, as compared to $44 million during the prior year period. Free Cash Flow, defined as net cash provided by operating activities less capital expenditures, was a

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use of $19 million in first quarter 2022, as compared to a source of $36 million during the prior year period, primarily as a result of higher working capital requirements largely due to planned inventory prebuild.
During the first quarter of 2022, the Company repurchased $200 million, or 3.0 million shares, and paid cash dividends of $31 million.
Total debt was $3.7 billion as of March 31, 2022 and December 31, 2021. Net Debt, defined as total debt less cash and cash equivalents, was $3.4 billion as of March 31, 2022, as compared to $3.1 billion as of December 31, 2021. In the first quarter of 2022, we successfully concluded our credit facility refinancing, extending the maturity of the Term Loan A facilities and revolving credit commitment to March 2027. After this refinancing, SEE had approximately $1.4 billion of available liquidity as of March 31, 2022, comprised of $278 million of cash and $1.14 billion of undrawn, committed credit facilities.
Updated 2022 Full Year Outlook
For the full year 2022, SEE now expects net sales in the range of $5.85 billion to $6.05 billion, which includes an unfavorable currency impact of approximately 2% and an unfavorable divestiture impact of approximately 1%. This compares to the Company's previous net sales outlook in the range of $5.8 billion to $6.0 billion.
Full year Adjusted EBITDA is now expected to be in the range of $1.22 billion to $1.25 billion, compared to the previous outlook of $1.20 billion to $1.24 billion. The Company continues to expect unfavorable currency impact of approximately 2%.
The Company forecasts full year Adjusted EPS to now be in the range of $4.05 to $4.20, which is based on approximately 149 million shares outstanding. The company continues to anticipate the Adjusted Tax Rate of approximately 26%. The previous EPS range was $3.95 to $4.15, which was based on approximately 150 million shares outstanding.
The Company continues to expect full year Free Cash Flow in 2022 to be in the range of $510 million to $550 million.
Conference Call Information
SEE will host a conference call and webcast on Tuesday, May 3, 2022 at 10:00 a.m. (ET) to discuss our First Quarter 2022 Results. The conference call will be webcast live on the Investors homepage at www.sealedair.com/investors. A replay of the webcast will also be available thereafter.
About SEE
Sealed Air (NYSE: SEE) is in business to protect, to solve critical packaging challenges, and to make our world better than we find it. Our automated packaging solutions systems help promote a safer, more resilient and less wasteful global food supply chain, enable eCommerce, and protect goods transported worldwide.
Our globally recognized brands include CRYOVAC® brand food packaging, SEALED AIR® brand protective packaging, AUTOBAG® brand automated systems, BUBBLE WRAP® brand packaging, and SEE™ Touchless Automation™ solutions.
SEE's Operating Model, together with our industry-leading expertise in materials, engineering and technology, create value through more sustainable, automated, and digitally connected packaging solutions.
We are leading the packaging industry creating a more environmentally, socially, and economically sustainable future and have pledged to design or advance 100% of our packaging materials to be recyclable or reusable by 2025, with a bolder goal to reach net-zero carbon emissions in our global operations by 2040. Our Global Impact Report highlights how we are shaping the future of the packaging industry. We are also committed to a diverse workforce and inclusive culture through our 2025 Diversity, Equity and Inclusion pledge.
SEE generated $5.5 billion in sales in 2021 and has approximately 16,500 employees who serve customers in 114 countries/territories. To learn more, visit sealedair.com.

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Website Information
We routinely post important information for investors on our website, sealedair.com, in the Investors section. We use this website as a means of disclosing material, non-public information and for complying with our disclosure obligations under Regulation FD. Accordingly, investors should monitor the Investors section of our website, in addition to following our press releases, SEC filings, public conference calls, presentations and webcasts. The information contained on, or that may be accessed through, our website is not incorporated by reference into, and is not a part of, this document.
Non-U.S. GAAP Information
In this press release and supplement, we have included several non-U.S. GAAP financial measures, including Net Debt, Adjusted Net Earnings and Adjusted EPS, net sales on an "organic" and a “constant dollar” basis, Free Cash Flow, Adjusted EBITDA and Adjusted Tax Rate, as our management believes these measures are useful to investors. We present results and guidance, adjusted to exclude the effects of Special Items and their related tax impact that would otherwise be included under U.S. GAAP, to aid in comparisons with other periods or prior guidance. In addition, non-U.S. GAAP measures are used by management to review and analyze our operating performance and, along with other data, as internal measures for setting annual budgets and forecasts, assessing financial performance, providing guidance and comparing our financial performance with our peers and may also be used for purposes of determining incentive compensation. The non-U.S. GAAP information has limitations as an analytical tool and should not be considered in isolation from or as a substitute for U.S. GAAP information. It does not purport to represent any similarly titled U.S. GAAP information and is not an indicator of our performance under U.S. GAAP. Non-U.S. GAAP financial measures that we present may not be comparable with similarly titled measures used by others. Investors are cautioned against placing undue reliance on these non-U.S. GAAP measures. For a reconciliation of these U.S. GAAP measures to non-U.S. GAAP measures and other important information on our use of non-U.S. GAAP financial measures, see the attached supplementary information entitled “Condensed Consolidated Statements of Cash Flows” (under the section entitled “Non-U.S. GAAP Free Cash Flow”), “Reconciliation of Net Earnings and Net Earnings Per Common Share to Non-U.S. GAAP Adjusted Net Earnings and Non-U.S. GAAP Adjusted Net Earnings Per Common Share,” “Reconciliation of Net Earnings to Non-U.S. GAAP Consolidated Adjusted EBITDA,” “Components of Change in Net Sales by Segment” and “Components of Change in Net Sales by Region.” Information reconciling forward-looking U.S. GAAP measures to non-U.S. GAAP measures is not available without unreasonable effort.
We have not provided guidance for the most directly comparable U.S. GAAP financial measures, as they are not available without unreasonable effort due to the high variability, complexity, and low visibility with respect to certain Special Items, including restructuring charges, adjustments in the valuation of our "SEE Ventures" portfolio (which may include debt, equity method, or equity investments), gains and losses related to acquisition and divestiture of businesses, the ultimate outcome of certain legal or tax proceedings, and other unusual gains and losses. These items are uncertain, depend on various factors, and could be material to our results computed in accordance with U.S. GAAP.
Forward-Looking Statements
This press release contains “forward-looking statements” within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 concerning our business, consolidated financial condition and results of operations. Forward-looking statements are subject to risks and uncertainties, many of which are outside our control, which could cause actual results to differ materially from these statements. Therefore, you should not rely on any of these forward-looking statements. Forward-looking statements can be identified by such words as “anticipate,” “believe,” “plan,” “assume,” “could,” “should,” “estimate,” “expect,” “intend,” “potential,” “seek,” “predict,” “may,” “will” and similar references to future periods. All statements other than statements of historical facts included in this press release regarding our strategies, prospects, financial condition, operations, costs, plans and objectives are forward-looking statements. Examples of forward-looking statements include, among others, statements we make regarding expected future operating results, expectations regarding the results of restructuring and other programs, anticipated levels of capital expenditures and expectations of the effect on our financial condition of claims, litigation, environmental costs, contingent liabilities and governmental and regulatory investigations and proceedings.
The following are important factors that we believe could cause actual results to differ materially from those in our forward-looking statements: global economic and political conditions, currency translation and devaluation

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effects, changes in raw material pricing and availability, competitive conditions, the success of new product offerings, consumer preferences, the effects of animal and food-related health issues, the effects of epidemics or pandemics, including the Coronavirus Disease 2019, negative impacts related to the ongoing conflicts between Russia and Ukraine and related sanctions, export restrictions and other counteractions thereto, changes in energy costs, environmental matters, the success of our restructuring activities, the success of our merger, acquisition and equity investment strategies, the success of our financial growth, profitability, cash generation and manufacturing strategies and our cost reduction and productivity efforts, changes in our credit ratings, the tax benefit associated with the Settlement agreement (as defined in our most recent Annual Report on Form 10-K), regulatory actions and legal matters and the other information referenced in the “Risk Factors” section appearing in our most recent Annual Report on Form 10-K, as filed with the Securities and Exchange Commission, and as revised and updated by our Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. Any forward-looking statement made by us is based only on information currently available to us and speaks only as of the date on which it is made. We undertake no obligation to publicly update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise.
Company Contacts

Investor Relations
Louise Lagache
louise.lagache@sealedair.com
704.503.8841

Media
Christina Griffin
christina.griffin@sealedair.com
704.430.5742

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The supplementary information included for 2022 in this press release on the current and subsequent pages is preliminary and subject to change prior to the filing of our upcoming Quarterly Report on Form 10-Q with the Securities and Exchange Commission.

Sealed Air Corporation
Condensed Consolidated Statements of Operations
(Unaudited)

	Three Months Ended March 31,
(In USD millions, except per share data)	2022	2021
Net sales	$1,417.6	$1,267.1
Cost of sales	940.6	866.0
Gross profit	477.0	401.1
Selling, general and administrative expenses	205.0	188.9
Amortization expense of intangible assets	9.4	9.7
Restructuring charges	0.5	—
Operating profit	262.1	202.5
Interest expense, net	(38.9)	(43.1)
Other (expense) income, net	(14.2)	1.0
Earnings before income tax provision	209.0	160.4
Income tax provision	59.4	54.6
Net earnings from continuing operations	149.6	105.8
(Loss) Gain on sale of discontinued operations, net of tax	(0.4)	4.3
Net earnings	$149.2	$110.1
Basic:
Continuing operations	$1.01	$0.68
Discontinued operations	—	0.03
Net earnings per common share - basic	$1.01	$0.71
Weighted average common shares outstanding - basic	147.6	154.1

Diluted:
Continuing operations	$1.00	$0.68
Discontinued operations	—	0.03
Net earnings per common share - diluted	$1.00	$0.71
Weighted average common shares outstanding - diluted	149.5	155.4

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Sealed Air Corporation
Condensed Consolidated Balance Sheets
(Unaudited)

(In USD millions)	March 31, 2022	December 31, 2021
Assets
Current assets:
Cash and cash equivalents	$278.2	$561.0
Trade receivables, net	677.5	620.3
Income tax receivables	17.1	28.8
Other receivables	80.8	83.7
Inventories, net	843.7	725.7
Prepaid expenses and other current assets	49.7	50.1
Total current assets	1,947.0	2,069.6
Property and equipment, net	1,252.3	1,232.0
Goodwill	2,192.2	2,189.4
Identifiable intangible assets, net	150.9	152.6
Deferred taxes	138.2	138.4
Non-current assets held for sale	—	1.5
Operating lease right-of-use-assets	65.5	63.8
Other non-current assets	370.9	382.0
Total assets	$6,117.0	$6,229.3
Liabilities and Stockholders' Equity
Current liabilities:
Short-term borrowings	$1.1	$1.3
Current portion of long-term debt	9.2	487.2
Current portion of operating lease liabilities	21.2	21.2
Accounts payable	958.1	959.9
Accrued restructuring costs	8.6	10.2
Income tax payable	40.6	22.7
Other current liabilities	444.1	504.8
Total current liabilities	1,482.9	2,007.3
Long-term debt, less current portion	3,689.5	3,219.6
Long-term operating lease liabilities, less current portion	45.8	44.5
Deferred taxes	45.7	46.7
Non-current liabilities held for sale	—	0.9
Other non-current liabilities	662.7	661.6
Total liabilities	5,926.6	5,980.6

Stockholders’ equity:
Preferred stock	—	—
Common stock	23.3	23.2
Additional paid-in capital	2,122.9	2,123.4
Retained earnings	2,909.3	2,790.7
Common stock in treasury	(3,939.0)	(3,754.7)
Accumulated other comprehensive loss, net of taxes	(926.1)	(933.9)
Total stockholders’ equity	190.4	248.7
Total liabilities and stockholders’ equity	$6,117.0	$6,229.3

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Calculation of Net Debt
(Unaudited)

(In USD millions)	March 31, 2022	December 31, 2021
Short-term borrowings	$1.1	$1.3
Current portion of long-term debt	9.2	487.2
Long-term debt, less current portion	3,689.5	3,219.6
Total debt	3,699.8	3,708.1
Less: cash and cash equivalents	(278.2)	(561.0)
Non-U.S. GAAP Net Debt	$3,421.6	$3,147.1

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Sealed Air Corporation
Condensed Consolidated Statements of Cash Flows
(Unaudited)

	Three Months Ended March 31,
(In USD millions)	2022	2021
Net earnings	$149.2	$110.1
Adjustments to reconcile net earnings to net cash provided by operating activities(1)	88.7	68.4
Changes in operating assets and liabilities:
Trade receivables, net	(57.1)	(56.0)
Inventories, net	(119.9)	(70.9)
Accounts payable	10.5	69.3
Customer advance payments	1.7	2.6
Income tax receivable/payable	30.2	44.4
Other assets and liabilities	(54.9)	(88.0)
Net cash provided by operating activities	$48.4	$79.9
Cash flows from investing activities:
Capital expenditures	(67.0)	(43.9)
Proceeds related to sale of business and property and equipment, net	7.1	0.6
Business acquired in purchase transactions, net of cash acquired	(9.1)	—
Payments associated with debt, equity and equity method investments	(1.3)	(6.0)
Settlement of foreign currency forward contracts	1.0	8.2
Other investing activities	—	0.1
Net cash used in investing activities	$(69.3)	$(41.0)
Cash flows from financing activities:
Net (payments) proceeds of short-term borrowings	(0.1)	1.7
Proceeds from long-term debt	0.8	—
Payments of long-term debt	—	(2.8)
Payments of debt modification/extinguishment costs	(4.1)	—
Dividends paid on common stock	(31.1)	(25.8)
Impact of tax withholding on share-based compensation	(24.8)	(13.7)
Repurchases of common stock	(200.1)	(177.1)
Principal payments related to financing leases	(2.7)	(2.6)
Net cash used in financing activities	$(262.1)	$(220.3)
Effect of foreign currency exchange rate changes on cash and cash equivalents	$0.2	$2.7
Cash and cash equivalents	561.0	548.7
Restricted cash and cash equivalents	—	—
Balance, beginning of period	$561.0	$548.7
Net change during the period	$(282.8)	$(178.7)
Cash and cash equivalents	278.2	370.0
Restricted cash and cash equivalents	—	—
Balance, end of period	$278.2	$370.0

Non-U.S. GAAP Free Cash Flow:
Cash flow from operating activities	$48.4	$79.9
Capital expenditures for property and equipment	(67.0)	(43.9)
Non-U.S. GAAP Free Cash Flow	$(18.6)	$36.0

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	Three Months Ended March 31,
(In USD millions)	2022	2021
Supplemental Cash Flow Information:
Interest payments, net of amounts capitalized	$41.0	$43.3
Income tax payments (refunds), net	$24.7	$(1.6)
Restructuring payments including associated costs	$12.0	$5.0
Non-cash items:
Transfers of shares of common stock from treasury for profit-sharing contributions	$22.7	$28.0

(1)    2022 adjustments primarily consist of depreciation and amortization of $45 million, share based compensation expense of $17 million, impairment of equity investment of $16 million and profit sharing expense of $9 million. 2021 adjustments primarily consist of depreciation and amortization of $46 million, share based compensation expense of $11 million and profit sharing expense of $6 million.

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Sealed Air Corporation
Reconciliation of Net Earnings and Net Earnings Per Common Share to Non-U.S. GAAP Adjusted
Net Earnings and Non-U.S. GAAP Adjusted Net Earnings Per Common Share
(Unaudited)

	Three Months Ended March 31,
	2022		2021
(In USD millions, except per share data)	Net Earnings	Diluted EPS	Net Earnings	Diluted EPS
U.S. GAAP net earnings and diluted EPS from continuing operations	$149.6	$1.00	$105.8	$0.68
Special Items(1)	18.5	0.12	16.0	0.10
Non-U.S. GAAP adjusted net earnings and adjusted diluted EPS(2)	$168.1	$1.12	$121.8	$0.78
Weighted average number of common shares outstanding - Diluted		149.5		155.4

(1)    Special Items include items in the table below.

	Three Months Ended March 31,
(In USD millions, except per share data)	2022	2021
Special Items:
Restructuring charges	$0.5	$—
Other restructuring associated costs(i)	3.1	5.3
Foreign currency exchange loss due to highly inflationary economies	1.0	1.4
Loss on debt redemption and refinancing activities	0.7	—
Impairment of equity investment	15.5	—
Charges related to acquisition and divestiture activity	(0.9)	0.3
Other Special Items(ii)	(4.1)	0.8
Pre-tax impact of Special Items	15.8	7.8
Tax impact of Special Items and Tax Special Items	2.7	8.2
Net impact of Special Items	$18.5	$16.0
Weighted average number of common shares outstanding - Diluted	149.5	155.4
Loss per share impact from Special Items	$(0.12)	$(0.10)

(i)    Restructuring associated costs for the three months ended March 31, 2022 primarily relate to fees paid to third-party consultants in support of the Reinvent SEE business transformation. Restructuring associated costs for the three months ended March 31, 2021, primarily relate to a one-time, non-cash cumulative translation adjustment (CTA) loss recognized due to the restructuring of one of our legal entities as well as fees paid to third-party consultants in support of the Reinvent SEE business transformation.
(ii)    Other Special Items for the three months ended March 31, 2022 primarily relate to a gain on the sale of land in the UK.

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The calculation of the non-U.S. GAAP Adjusted income tax rate is as follows:

	Three Months Ended March 31,
(In USD millions)	2022	2021
U.S. GAAP Earnings before income tax provision from continuing operations	$209.0	$160.4
Pre-tax impact of Special Items	15.8	7.8
Non-U.S. GAAP Adjusted Earnings before income tax provision	$224.8	$168.2

U.S. GAAP Income tax provision from continuing operations	$59.4	$54.6
Tax Special Items(1)	(6.7)	(9.1)
Tax impact of Special Items	4.0	0.9
Non-U.S. GAAP Adjusted Income tax provision	$56.7	$46.4

U.S. GAAP Effective income tax rate	28.4%	34.0%
Non-U.S. GAAP Adjusted income tax rate	25.2%	27.6%

(1)For the three months ended March 31, 2022, Tax Special Items reflect accruals for unresolved controversy and nonrecurring intercompany dividend distributions. For the three months ended March 31, 2021, Tax Special Items reflect accruals for unresolved controversy and changes to foreign statutes.

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Sealed Air Corporation
Components of Change in Net Sales by Segment
(Unaudited)

	Three Months Ended March 31,
(In USD millions)	Food		Protective		Total Company
2021 Net Sales	$702.2	55.4%	$564.9	44.6%	$1,267.1	100.0%

Price	116.7	16.6%	86.9	15.4%	203.6	16.1%
Volume(1)	10.7	1.5%	(18.1)	(3.2)%	(7.4)	(0.6)%
Total organic change (non-U.S. GAAP)(2)	127.4	18.1%	68.8	12.2%	196.2	15.5%
Acquisition (Divestiture)	1.1	0.2%	(12.3)	(2.2)%	(11.2)	(0.9)%
Total constant dollar change (non-U.S. GAAP)(2)	128.5	18.3%	56.5	10.0%	185.0	14.6%
Foreign currency translation	(23.0)	(3.3)%	(11.5)	(2.0)%	(34.5)	(2.7)%
Total change (U.S. GAAP)	105.5	15.0%	45.0	8.0%	150.5	11.9%

2022 Net Sales	$807.7	57.0%	$609.9	43.0%	$1,417.6	100.0%

Components of Change in Net Sales by Region
(Unaudited)

	Three Months Ended March 31,
(In USD millions)	Americas		EMEA		APAC		Total
2021 Net Sales	$787.9	62.2%	$281.3	22.2%	$197.9	15.6%	$1,267.1	100.0%

Price	169.1	21.4%	28.2	10.0%	6.3	3.2%	203.6	16.1%
Volume(1)	(11.2)	(1.4)%	2.8	1.0%	1.0	0.5%	(7.4)	(0.6)%
Total organic change (non-U.S. GAAP)(2)	157.9	20.0%	31.0	11.0%	7.3	3.7%	196.2	15.5%
(Divestiture) Acquisition	(12.3)	(1.5)%	1.1	0.4%	—	—%	(11.2)	(0.9)%
Total constant dollar change (non-U.S. GAAP)(2)	145.6	18.5%	32.1	11.4%	7.3	3.7%	185.0	14.6%
Foreign currency translation	(3.3)	(0.4)%	(22.2)	(7.9)%	(9.0)	(4.6)%	(34.5)	(2.7)%
Total change (U.S. GAAP)	142.3	18.1%	9.9	3.5%	(1.7)	(0.9)%	150.5	11.9%

2022 Net Sales	$930.2	65.6%	$291.2	20.6%	$196.2	13.8%	$1,417.6	100.0%

(1)     Our volume reported above includes the net impact of changes in unit volume as well as the period-to-period change in the mix of products sold.
(2)     Total constant dollar change is a non-U.S. GAAP financial measure which excludes the impact of foreign currency translation. Since we are a U.S. domiciled company, we translate our foreign currency denominated financial results into U.S. dollars. Due to changes in the value of foreign currencies relative to the U.S. dollar, translating our financial results from foreign currencies to U.S. dollars may result in a favorable or unfavorable impact. It is important that we take into account the effects of foreign currency translation when we view our results and plan our strategies. Nonetheless, we cannot control changes in foreign currency exchange rates. Consequently, when our management looks at our financial results to measure the core performance of our business, we exclude the impact of foreign currency translation by translating our current period results at prior period foreign currency exchange rates. We also may exclude the impact of foreign currency translation when making incentive compensation determinations. As a result, our management believes that these presentations are useful internally and may be useful to our investors.

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Sealed Air Corporation
Segment Information
Reconciliation of Net Earnings to Non-U.S. GAAP Consolidated Adjusted EBITDA
(Unaudited)

	Three Months Ended March 31,
(In USD millions)	2022	2021
Adjusted EBITDA from continuing operations:
Food	$200.4	$156.9
Adjusted EBITDA Margin	24.8%	22.3%
Protective	127.4	109.9
Adjusted EBITDA Margin	20.9%	19.5%
Corporate	(0.9)	1.4
Non-U.S. GAAP Consolidated Adjusted EBITDA	$326.9	$268.2
Adjusted EBITDA Margin	23.1%	21.2%

	Three Months Ended March 31,
(In USD millions)	2022	2021
U.S. GAAP Net earnings from continuing operations	$149.6	$105.8
Interest expense, net	38.9	43.1
Income tax provision	59.4	54.6
Depreciation and amortization(1)	63.2	56.9
Special Items:
Restructuring charges	0.5	—
Other restructuring associated costs	3.1	5.3
Foreign currency exchange loss due to highly inflationary economies	1.0	1.4
Loss on debt redemption and refinancing activities	0.7	—
Impairment of equity investment	15.5	—
Charges related to acquisition and divestiture activity	(0.9)	0.3
Other Special Items	(4.1)	0.8
Pre-tax impact of Special items	15.8	7.8
Non-U.S. GAAP Consolidated Adjusted EBITDA	$326.9	$268.2

(1)Depreciation and amortization by segment are as follows:

	Three Months Ended March 31,
(In USD millions)	2022	2021
Food	$36.5	$31.7
Protective	26.7	25.2
Consolidated depreciation and amortization(i)	$63.2	$56.9

(i) Includes share-based incentive compensation of $17.9 million and $11.5 million for the three months ended     March 31, 2022 and 2021, respectively.

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